UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2012

MEDIANET GROUP TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-49801	13-4067623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5200 Town Center Circle, Suite 601

Boca Raton, FL 33486
(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (561) 417-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

On July 12, 2012, Charles Arizmendi and the Company mutually agreed to terminate his employment as Interim Chief Operating Officer.  The termination of the employment agreement was not the result of any disagreement between the Company and Mr. Arizmendi on any matter relating to the Company’s operations, policies or practices.

In connection with the terminated employment agreement, the Company and Mr. Arizmendi entered into a Separation Agreement, Release and Covenant of Non-Disclosure (the “Separation Agreement”), which has a term of six months and provides for an immediate payment of $24,000 and a continuation of his base salary at the rate of $12,000 per month for the six month term. In addition, Mr. Arizmendi’s Non-Qualified Stock Option Agreement (the “Option Agreement”), to receive options to purchase a minimum of five million common shares of the Company is amended to read 1,250,000 shares. 312,500 of the option shares vested each on March 31, 2012 and June 30, 2012 respectively, and the remaining 625,000 shares will vest equally at the rate of 312,500 shares per quarter at the end of each subsequent quarter thereafter for so long as his agreement remains in effect.

Mr. Arizmendi is restricted from competing with the Company during the course of this agreement and for a period of six months after his employment has been terminated. In addition the agreement includes confidentiality, non-disparagement, non-solicitation of employees and other restrictions together with mutual releases and indemnification clauses.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibits

Number	Description
10.1	Separation Agreement, dated effective as of July 12, 2011, between MediaNet Group Technologies, Inc. and Charles Arizmendi.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MediaNet Group Technologies, Inc.
(Registrant)

Date: July 16, 2012
	By:	/s/ Michael Hansen
Michael Hansen
Chief Executive Officer